Offer to Purchase for Cash

Up to $373,401,000 Aggregate Principal Amount at

Maturity of Outstanding Liquid Yield Option™ Notes due 2021

(Zero Coupon—Senior)

(CUSIP Nos. 820280AC9 and 820280AA3)

of

The Shaw Group Inc.

The Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time, on November 17, 2003, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders of the LYONs must tender their LYONs on or prior to the Expiration Time to be entitled to receive the purchase price. LYONs tendered in the offer may be withdrawn at any time prior to the Expiration Time. If the LYONs are accepted for payment pursuant to the Offer, only holders of LYONs who have validly tendered and not withdrawn their LYONs prior to the Expiration Time will receive the Purchase Price.

The Shaw Group Inc., a Louisiana corporation (referred to as “Shaw,” “we,” “our” or “us”), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and in the Letter of Transmittal set forth in Exhibit A hereto (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase all of its outstanding Liquid Yield Option™ Notes due 2021 (Zero Coupon—Senior) (the “LYONs”) for cash at a price of $675 per $1,000 principal amount at maturity of the LYONs. The terms “Liquid Yield Option” and “LYONs” are trademarks of Merrill Lynch & Co., Inc.

As of October 17, 2003, there was $373.4 aggregate principal amount at maturity of LYONs outstanding, with an aggregate accreted value as of that date of approximately $252.2 million. As of October 17, 2003, the LYONs were convertible into shares of our common stock, no par value per share, at a rate of 8.2988 shares of common stock per $1,000 principal amount at maturity. Our shares of common stock are traded on the New York Stock Exchange under the symbol “SGR.” On October 17, 2003, the last reported sales price of a share of our common stock, as reported on the New York Stock Exchange, was $9.98.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that you should read before making any decision with respect to the Offer. The Offer is not conditioned on the tender of a minimum amount of LYONs. The Offer is, however, subject to a number of conditions, including the condition that we have received at least $200.0 million in gross cash proceeds from our proposed offering of common stock described in this Offer to Purchase. If we do not complete the common stock offering in a manner that satisfies this financing condition, we do not intend to complete the Offer. Completion of the Offer is not a condition to the completion of the issuance and sale of the common stock. See Section 12—“Conditions of the Offer.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions, passed upon the merits or fairness of these transactions or passed upon the adequacy or accuracy of this statement. Any representation to the contrary is unlawful and may be a criminal offense.

The Dealer Manager for the Offer is:

The date of this Offer to Purchase is October 20, 2003

IMPORTANT INFORMATION

The LYONs were issued in book-entry form only, and all of the LYONs are still held in book-entry form through the system maintained by The Depository Trust Company (“DTC”). If you desire to tender your LYONs, you must tender through DTC pursuant to DTC’s Automated Tender Offer Program. See Section 9—“Procedures for Tendering LYONs.”

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized by Shaw, the Dealer Manager, the Depositary or the Information Agent (each as identified below). This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell LYONs in any circumstances or jurisdiction in which this Offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained in this Offer to Purchase is current as of any time subsequent to the date of the information. None of Shaw, its board of directors or employees, the Dealer Manager, the Depositary, the Information Agent or any of their respective affiliates makes any representation or recommendation to any holder as to whether or not to tender LYONs. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your LYONs and, if you decide to tender your LYONs, the amount of LYONs to tender.

We and our affiliates, including our executive officers and directors, are prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the LYONs outside of the Offer until the tenth business day after the expiration or termination of the Offer. Following that time and assuming any LYONs remain outstanding, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the LYONs, whether or not any LYONs are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as we may determine, which may be for more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of holders of the LYONs. None of Shaw, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the LYONs or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

You may direct questions and requests for assistance regarding the Offer to Credit Suisse First Boston LLC (the “Dealer Manager”) or D.F. King & Co., Inc. (the “Information Agent”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents used in connection with the Offer should be directed to the Information Agent.

The Information Agent For The Offer Is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and brokers (Call Collect): (212) 269-5550

or

All others call (Toll Free): (800) 848-3416

TO HOLDERS OF

LIQUID YIELD OPTION™ NOTES DUE 2021

(ZERO COUPON—SENIOR)

OF THE SHAW GROUP INC.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a holder of Shaw’s Liquid Yield Option™ Notes due 2021 (Zero Coupon—Senior), or LYONs, may have. We urge you to read the remainder of this Offer to Purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

Who is offering to buy my securities?

Shaw, the issuer of the LYONs, is offering to purchase the LYONs. See Section 4—“Certain Information Concerning the Offeror.”

What securities are you seeking to purchase in the Offer?

We are offering to purchase all of the outstanding LYONs. We issued the LYONs under an Indenture dated as of May 1, 2001, between us and The Bank of New York (as successor to United States Trust Company of New York), as trustee. As of October 17, 2003, there was outstanding $373.4 million in aggregate principal amount at maturity of the LYONs (with an accreted value as of such date of approximately $252.2 million). See Section 6—“Description of LYONs and Related Matters.”

Why are you offering to purchase my securities?

The purpose of the Offer is to allow us to reduce or retire the debt evidenced by the outstanding LYONs. On May 1, 2004, 2006, 2011 and 2016, holders of LYONs may require us to purchase all or a portion of the LYONs at their accreted value. The closing price of our common stock on the New York Stock Exchange on October 17, 2003 was $9.98 per share. Unless our common stock price increases to a price in excess of $77.03 per share (the conversion price of the LYONs), we anticipate that a substantial portion, and perhaps all, of the LYONs will be submitted for repurchase as early as May 1, 2004. If any LYONs remain outstanding after this offer and the holders of the LYONs require us to repurchase the LYONs on any of these dates, we may, subject to certain conditions, choose to redeem the LYONs in cash or in shares of our common stock or in a combination of both. Unless our common stock price increases significantly, we anticipate that we would fund all or substantially all of this repurchase obligation with cash. If we do so, we will substantially reduce our available cash resources or other forms of liquidity. This could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. By raising funds and repurchasing the outstanding LYONs now, we are seeking to avoid these possible adverse consequences to our liquidity, which these repurchase obligations might create in the coming years. See Section 14—“Certain Significant Considerations—Our repurchase obligations under the LYONs could result in adverse consequences.” In addition, by repurchasing LYONs in the Offer, we will be, in effect, replacing debt that we would be obligated to repurchase in May 2004, if the holders of the LYONs exercise their put rights, with newly issued common stock.

What principal amount of the total issue of LYONs is being purchased?

We are offering to purchase for cash all of the outstanding LYONs. We call this amount the “Offer Amount.” When we refer to a LYON, in the singular, we are referring to a note representing $1,000 principal amount at maturity.

i

What will be the purchase price for my LYONs?

We are offering to purchase the LYONs for cash at a price of $675 per $1,000 principal amount at maturity of LYONs. You will not have to pay any transfer taxes or fees or commissions on this amount. You may be required to pay commissions to your broker in connection with your tender of LYONs, and you may have tax consequences in connection with your tender. See Section 2—“Terms of the Offer” and Section 15—“United States Federal Income Tax Consequences.”

Are a minimum number of LYONs required to be tendered?

No. There is no minimum number of LYONs that need to be tendered as a condition to the Offer. If less than the Offer Amount is validly tendered, all LYONs tendered will be accepted. See Section 2—“Terms of the Offer.”

What is the market value of the LYONs?

There is no established reporting or trading system for the LYONs; however, the LYONs are currently traded over the counter. The Dealer Manager, Credit Suisse First Boston LLC, has advised us that there is no practical way to determine the trading history of the LYONs. Shaw believes that trading in the LYONs has been limited and sporadic. The closing price of Shaw’s common stock on October 17, 2003 was $9.98 per share. Based on the current conversion ratio of 8.2988 shares of common stock per LYON and the original issue price of $639.23 per LYON, the conversion price would be $77.03 per share of common stock. You should obtain a recent quotation for the common stock before deciding whether to tender your LYONs. As of October 17, 2003, the accreted value of the LYONs per $1,000 of principal amount at maturity was approximately $675.39. Accordingly, the Offer Price is less than the accreted value of the LYONs per $1,000 of principal amount at maturity by approximately $0.39. See Section 5—“Price Range of LYONs and Common Stock; Dividends.”

Do you have the financial resources to make payment?

As discussed in our answer to the question “Are there any conditions to the Offer?”, it is a condition to the completion of the Offer that we have received at least $200.0 million in gross cash proceeds from our proposed offering of common stock. We intend to use the net proceeds from this offering, as well as cash on hand, to pay for the LYONs purchased in the Offer. We do not have alternate financing arrangements or alternate financing plans in the event that the financing condition is not satisfied. See Section 11—“Source and Amount of Funds.”

How long do I have to tender in the Offer?

You have until 5:00 p.m., Eastern time, on November 17, 2003, unless we extend or earlier terminate the Offer, to tender your LYONs in the Offer. See Section 2—“Terms of the Offer” and Section 8—“Expiration, Extension, Amendment or Termination of the Offer.”

Are there any conditions to the Offer?

Yes. The Offer is not conditioned upon the tender of a minimum amount of LYONs. Our obligation to consummate the purchase of the LYONs in the Offer, however, is subject to a number of conditions, including the condition that we have received at least $200.0 million in gross cash proceeds from our proposed public offering of common stock. We refer to this as the “financing condition.” We cannot assure you that the financing condition will be satisfied. We may waive, in our discretion, the financing condition. However, if the financing condition is not satisfied, we do not currently intend to complete the Offer. Our obligation to consummate the purchase of the LYONs in the Offer is also subject to the other terms and conditions set forth in this Offer to Purchase, including the conditions set forth in Section 12—“Conditions of the Offer.”

How do I tender my LYONs?

The LYONs were issued in book-entry form only, and currently all of the LYONs are still held in book-entry form through the system maintained by DTC. You must tender your LYONs through DTC pursuant to its Automated Tender Offer Program. See Section 9—“Procedures for Tendering LYONs.”

Can the Offer be extended, and under what circumstances?

Yes. We have the right to extend the Offer at any time by giving written notice to the Depositary, The Bank of New York. We will publicly announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service. See Section 8—“Expiration, Extension, Amendment or Termination of the Offer.”

Until what time can I withdraw previously tendered LYONs?

You can withdraw previously tendered LYONs at any time until 5:00 p.m., Eastern time, on November 17, 2003 unless we extend the Offer, in which case you may withdraw your LYONs at any time prior to the new expiration time. See Section 10—“Withdrawal of Tenders.”

How do I withdraw previously tendered LYONs?

To withdraw LYONs, you must comply with DTC’s withdrawal procedures while you still have the right to withdraw the LYONs. You may not rescind a withdrawal of tendered LYONs. However, you may retender your LYONs by following the proper tender procedures. See Section 9—“Procedures for Tendering LYONs” and Section 10—“Withdrawal of Tenders.”

If I tender, when will I receive payment for the LYONs?

Promptly after the Expiration Time, we will pay the Purchase Price for all LYONs validly tendered and not withdrawn under the Offer. We will make this payment by deposit of the aggregate purchase price of the LYONs accepted in immediately available funds with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from us and transmitting the payment to tendering holders through the facilities of DTC. Under no circumstances will there be any payment of interest or further accretion of the principal amount of accepted LYONs because of any delay in the transmission of funds to the holders of accepted LYONs or otherwise.

If I do not tender, will I continue to be able to exercise my conversion rights?

Yes. If your tendered LYONs are not accepted for purchase, you will remain a holder of your LYONs, and your conversion rights relating to such LYONs will not be affected. If you tender your LYONs in the Offer, you may convert your LYONs into our common stock only if you withdraw your LYONs prior to the time at which your right to withdraw has expired. As of October 17, 2003, you may convert each LYON at a rate of 8.2988 shares of common stock per $1,000 principal amount at maturity. See Section 6—“Description of LYONs and Related Matters.”

What will happen to LYONs not tendered in the Offer?

LYONs not tendered in the Offer will remain outstanding. Thereafter, holders of outstanding LYONs will continue to have the option to submit the LYONs to us for repurchase on each of May 1, 2004, May 1, 2006, May 1, 2011 and May 1, 2016 at the accreted value of the LYONs that are submitted on the date of repurchase. If

LYONs are submitted to us for repurchase on any of these dates, we may choose to pay the purchase price for the LYONs that are submitted in cash, shares of our common stock, or a combination of both. In addition, we have the right to redeem all or a portion of the outstanding LYONs for cash at the then-accreted value at any time after May 1, 2006. See Section 14—“Certain Significant Considerations.”

Do I have to pay a commission if I tender my LYONs?

No commissions are payable by LYON holders to Credit Suisse First Boston LLC, the Dealer Manager; D.F. King & Co., Inc., the Information Agent; or The Bank of New York, the Depositary. You may be required to pay commissions to your broker in connection with your tender of LYONs. See Section 2—“Terms of the Offer.”

What are the material federal income tax consequences to me if I tender?

The receipt of cash in exchange for LYONs pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss on the sale of a LYON in an amount equal to the difference between (a) the amount of cash received for the LYON (except for amounts attributable to accrued but unpaid interest, including accrued original issue discount to the extent not already included in income) and (b) your “adjusted tax basis” in the LYON at the time of the sale. If you have held the LYONs as capital assets, the gain or loss will be capital gain or loss, except in certain cases, to the extent of accrued “market discount.” In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the LYONs were held for more than one year. Capital gains of corporate holders are generally taxable at the regular tax rates applicable to corporations. See Section 15—“United States Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You may contact D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (collect) or (800) 848-3416 (toll free) if you have any questions or requests for assistance or for additional copies of this document, the Letter of Transmittal or any related documents. You also may contact Credit Suisse First Boston LLC, the Dealer Manager, at (212) 325-4296 (toll free), The Bank of New York, the Depositary, at (212) 815-3687, or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Offer. The addresses of these representatives can be found on the back cover of this document.

Is Shaw making any recommendation about the Offer?

No. We express no opinion and remain neutral with respect to whether holders should tender LYONs in response to the Offer. Holders should determine whether or not to accept the Offer based upon their own assessment of current market value, liquidity needs and investment objectives. See Section 2—“Terms of the Offer” and Section 14—“Certain Significant Considerations.”

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of Shaw have been filed with the Securities and Exchange Commission (“SEC”) and are incorporated herein by reference:

•	Tender Offer Statement on Schedule TO filed with the SEC on October 20, 2003 (the “Schedule TO”);

•	The section titled “Description of LYONs” in the Registration Statement on Form S-3 filed with the SEC on June 14, 2001 (Registration No. 333-62978); and

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2003.

Shaw will file an amendment to the Schedule TO to incorporate by reference into the Offer to Purchase all documents filed by Shaw pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Time (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Shaw will provide without charge to each person, including any beneficial owner of LYONs to whom this Offer to Purchase has been delivered, upon his written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein, other than exhibits to such documents (unless those exhibits are specifically incorporated by reference herein), and the Indenture relating to the LYONs. Requests for copies should be directed to the Information Agent at the address below.

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(212) 269-5550 (Collect)

or

(800) 848-3416 (Toll Free)

AVAILABLE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 1-2227). You may read and copy any documents that are filed at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. We have also filed a Registration Statement on Form S-3 (No. 333-62978) with the SEC under the Securities Act of 1933 on June 14, 2001 relating to the LYONs. The Tender Offer Statement on Schedule TO and the Registration Statement on Form S-3, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Offer to Purchase and the information incorporated by reference into this Offer to Purchase that are not historical facts (including statements to the effect that we “believe,” “expect,” “anticipate,” “plan,” “imply,” “intend,” “foresee” or other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. We cannot assure you that future developments affecting us will be those that we anticipate. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors, including the risks and uncertainties mentioned in Section 14—“Certain Significant Considerations” of this Offer to Purchase, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2003 and those factors summarized below:

•	cyclical changes in demand for our products and services;

•	liabilities associated with various acquisitions, including the Stone & Webster and IT Group acquisitions;

•	our ability to successfully identify, integrate and complete acquisitions;

•	delays or difficulties related to our significant Engineering, Procurement and Construction projects;

•	our dependence on subcontractors and equipment manufacturers;

•	the failure to meet schedule or performance requirements of our contracts;

•	the nature of our contracts, particularly fixed-price contracts;

•	risks associated with being a government contractor;

•	changes in the estimates and assumptions we use to prepare our financial statements;

•	the effect of our percentage-of-completion accounting policies;

•	our ability to obtain new contracts for large-scale domestic and international projects and the timing of the performance of these contracts;

•	cyclical nature of the individual markets in which our customers operate;

•	changes in the political and economic conditions of the foreign countries in which we operate;

•	currency fluctuations;

•	our dependence on one or a few significant customers;

•	potential professional liability, product liability, warranty and other potential claims;

•	potential contractual and operational costs related to our environmental and infrastructure operations;

•	risks associated with our integrated environmental solutions businesses;

•	changes in environmental laws and regulations;

•	limitation or expiration of the Price Anderson Act’s nuclear contractor indemnification authority;

•	the presence of competitors with greater financial resources and the impact of competitive products, services and pricing;

•	our failure to attract and retain qualified personnel;

•	changes in the U.S. economy and global markets as a result of terrorists’ actions;

•	a determination regarding our acquisitions that requires a write-off of a significant amount of intangible assets;

•	various legal, regulatory and litigation risks;

•	our ability to fund our repurchase obligation under the LYONs on the initial put date of May 1, 2004;

•	our inability to fulfill our obligations under our Senior Notes and Credit Facility due to substantial indebtedness;

•	covenants in our credit facility and indenture relating to our senior notes that restrict our ability to pursue our business strategies;

•	our liquidity position;

•	work stoppages and other labor problems;

•	our competitors’ ability to develop or otherwise acquire equivalent or superior technology;

•	our ability to retain key members of our management; and

•	general economic conditions.

Should one or more of these risks or uncertainties materialize, or should any of the our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. Except for our obligations under Rule 14e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to holders of LYONs, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Section 1.    Introduction

We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and in the Letter of Transmittal set forth in Exhibit A to the Offer to Purchase (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase for cash at a price of $675 per $1,000 principal amount at maturity, all of our outstanding Liquid Yield Option™ Notes due 2021 (Zero Coupon—Senior) (the “LYONs”). As used in this Offer to Purchase, the terms “we,” “our” and “us” refer to Shaw. The LYONs were issued under an Indenture dated as of May 1, 2001, between us and The Bank of New York (as successor to United States Trust Company of New York), as trustee.

The Offer will expire at 5:00 p.m., Eastern time, on November 17, 2003, unless extended or earlier terminated by us (such time and date, as the same may be extended, the “Expiration Time”). If LYONs are accepted for payment pursuant to the Offer, only holders of LYONs who validly tender their LYONs pursuant to the Offer at or prior to the Expiration Time and whose LYONs are accepted for purchase will receive the Purchase Price (as defined in Section 2 below). LYONs tendered in the Offer may be withdrawn at any time prior to the Expiration Time.

If we withdraw the Offer or otherwise do not complete the Offer for any reason, the Purchase Price will not be paid or become payable to holders of LYONs who have tendered their LYONs. In that event, the Depositary will return tendered LYONs to the tendering holders through the facilities of DTC promptly following the termination or withdrawal of the Offer. Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof. If we extend the Offer, the announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion, from time to time to purchase any LYONs that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, subsequent tender offers, exchange offers, pursuant to the terms of the LYONS or otherwise, upon terms that may or may not differ materially from the terms of the Offer.

This Offer to Purchase, including the section entitled “Certain Significant Considerations” and the Letter of Transmittal contain important information that you should read before making a decision with respect to the offer.

Neither Shaw, our Board of Directors, the Dealer Manager, the Depositary, nor the Information Agent makes any recommendation as to whether or not holders of LYONs should tender their LYONs in response to the Offer.

Section 2.    Terms of the Offer

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we are offering to purchase for cash all of the outstanding LYONs at a price of $675 per $1,000 principal amount at maturity (the “Purchase Price”), as described below. You will not be required to pay a commission to the Dealer Manager, the Information Agent or the Depositary in connection with the Offer. You may be required to pay commissions to your broker in connection with your tender of LYONs, you may have tax consequences relating to your tender of LYONs.

The aggregate principal amount at maturity of LYONs outstanding as of October 17, 2003 was $373.4 million, with an aggregate accreted value as of that date of approximately $252.2 million. Shaw will pay the same Purchase Price for all LYONs validly tendered and not withdrawn.

Any principal amount of LYONs tendered but not purchased pursuant to the Offer will be returned to the tendering holders through the facilities of DTC promptly following the earlier of the Expiration Time or the date that the Offer is terminated.

Rule 14e-1(c) under the Exchange Act requires Shaw pay to the consideration offered or return the LYONs deposited pursuant to the Offer promptly after the termination or withdrawal of such Offer.

The Offer is not conditioned on a minimum principal amount at maturity of LYONs being tendered in the Offer. Shaw’s obligation to accept for payment and to pay for LYONs validly tendered pursuant to the Offer is conditioned upon the satisfaction of the conditions set forth in Section 12—“Conditions of the Offer.” If by the Expiration Time any or all of those conditions have not been satisfied, Shaw reserves the right (but will not be obligated) to:

•	extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law;

•	waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase LYONs validly tendered pursuant to that Offer; or

•	terminate the Offer.

The Offer will expire at 5:00 p.m., Eastern time, on Monday, November 17, 2003, unless extended or earlier terminated by Shaw (such time and date with respect to the Offer, as it may be extended, the “Expiration Time”).

You may tender, and we will only accept, LYONs tendered in denominations of $1,000 principal amount at maturity and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, only those LYONs validly tendered in accordance with the procedures set forth in Section 9—“Procedures for Tendering LYONs” and not withdrawn in accordance with the procedures set forth in Section 10—“Withdrawal of Tenders” at or prior to the Expiration Time. Each tendering holder of LYONs whose

LYONs are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount at maturity, as all other holders of LYONs whose tenders are accepted. Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or to otherwise amend the Offer in any respect. See Section 8—“Expiration, Extension, Amendment or Termination of the Offer.”

We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing additional LYONs outside of the Offer until the 10th business day after the Expiration Time. After that time, we may purchase LYONs in the open market, in private transactions, subsequent tender offers, exchange offers, pursuant to the terms of the LYONs, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. Any decision to repurchase additional LYONs will depend upon many factors, including the market price of the LYONs, the results of the Offer, the business and financial position of our company, and general economic and market conditions. Any repurchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer described in this Offer to Purchase.

Our board of directors has approved the Offer; however, neither we, our board of directors, the Dealer Manager, the Depositary, nor the Information Agent is making any recommendation to any holder of LYONs as to whether to tender or refrain from tendering all or any portion of the holder’s LYONs. You must make your own decision whether to tender your LYONs. You are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase, including the Letter of Transmittal attached as Exhibit A.

Section 3.    Purpose of the Offer

The purpose of the Offer is to enable us to reduce or retire the debt evidenced by the LYONs. We will retire the LYONs that we purchase upon the consummation of the Offer. On May 1, 2004, 2006, 2011 and 2016, holders of LYONs may require us to purchase all or a portion of the LYONs at their accreted value. Based on the current conversion ratio of 8.2988 shares of common stock per LYON and the original issue price of $639.23 per LYON, the conversion price is $77.03 per share of common stock. As such, unless our common stock price increases, we anticipate that a substantial portion, and perhaps all, of the LYONs will be submitted for repurchase as early as May 1, 2004. If any LYONs remain outstanding after this Offer and the holders of the LYONs require us to repurchase the LYONs on any of these dates, we may, subject to certain conditions, choose to redeem the LYONs in cash or in shares of our common stock or in a combination of both. Unless our common stock price increases significantly, we anticipate that we would fund all or substantially all of this repurchase obligation with cash. If we do so, we will substantially reduce our available cash resources or other forms of liquidity. This could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. By raising funds and repurchasing the outstanding LYONs now, we are seeking to avoid these possible adverse consequences to our liquidity, which these repurchase obligations might create in the coming years. See Section 14—“Certain Significant Considerations—Our repurchase obligations under the LYONs could result in adverse consequences.” In addition, by repurchasing the outstanding LYONs in the Offer, we will be, in effect, replacing debt that we would be obligated to repurchase beginning May 1, 2004, if the holders of the LYONs exercise their put rights, with newly issued common stock.

The Offer may also give holders who are considering the sale of all or some of their LYONs the opportunity to sell their LYONs for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. Holders of LYONs will not be required to pay commissions to the Dealer Manager, the Information Agent or the Depositary in connection with the tender of their LYONs in the Offer. However, holders may be required to pay commissions to their brokers in connection with their tender of LYONs.

Section 4.    Certain Information Concerning the Offeror

We offer a broad range of services to clients in the environmental and infrastructure, power and process industries worldwide. We are a leading provider of consulting, engineering, construction, remediation and facilities management services to the environmental, infrastructure and homeland security markets. We are also a vertically integrated provider of comprehensive engineering, consulting, procurement, pipe fabrication, construction and maintenance services to the power and industrial process industries. Our principal offices are located at 4171 Essen Lane, Baton Rouge, Louisiana 70809, and our telephone number at that address is (225) 932-2500. Our website address is www.shawgrp.com. Information on the website does not constitute part of this Offer.

Section 5.    Price Range of LYONs and Common Stock; Dividends

There is no established reporting system or trading market for trading in the LYONs. However, we believe the LYONs currently are traded over the counter. Credit Suisse First Boston LLC, the Dealer Manager, has advised us that there is no practical way to determine the trading history of the LYONs. We believe that trading in the LYONs has been limited and sporadic. Following the consummation of the Offer, we expect that LYONs not purchased in the Offer will continue to be traded over the counter; however, we anticipate that the trading market for the LYONs will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of LYONs pursuant to the Offer will reduce the float and may negatively affect the liquidity, market value and price volatility of the LYONs that remain outstanding following the Offer. We cannot assure you that a market will exist for the LYONs following the Offer. The extent of the public market for the LYONs following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount at maturity of the LYONs at such time, the number of holders of LYONs remaining at that time and the interest on the part of securities firms in maintaining a market in the LYONs.

Our common stock is traded on the New York Stock Exchange, under the symbol “SGR.”

Each LYON is convertible into shares of our common stock as described in Section 6—“Description of LYONs and Related Matters.” Set forth below are the high and low sales prices for our common stock as reported on the New York Stock Exchange composite transaction system for the periods shown. All amounts are adjusted to reflect a two-for-one stock split on December 14, 2000 applicable to shareholders of record on December 1, 2000.

	High	Low
Fiscal Year Ending August 31, 2004
1st Quarter (through October 17, 2003)	$11.87	$8.75
Fiscal Year Ending August 31, 2003
4th Quarter	$12.62	$6.97
3rd Quarter	12.46	8.58
2nd Quarter	18.65	9.59
1st Quarter	18.06	10.60
Fiscal Year Ended August 31, 2002
4th Quarter	$33.65	$13.76
3rd Quarter	36.09	23.41
2nd Quarter	29.85	17.25
1st Quarter	35.74	23.79
Fiscal Year Ended August 31, 2001
4th Quarter	$60.00	$23.00
3rd Quarter	63.17	40.70
2nd Quarter	55.39	31.00
1st Quarter	46.50	27.75

On October 17, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $9.98 per share.

We have not paid any dividends on the common stock to date and currently anticipate that any earnings will be retained for the development of our business. Accordingly, no dividends are expected to be declared or paid on the common stock for the foreseeable future. The declaration of dividends is at the discretion of our board of directors. Our dividend policy will be reviewed by our board of directors as may be appropriate in light of relevant factors at the time. We are, however, subject to limitations on the payment of dividends under the terms of our existing revolving credit facility.

We urge you to obtain current market quotations for the LYONs and the common shares prior to making any decision with respect to the Offer.

Section 6.    Description of LYONs and Related Matters

We issued $790,000,000 in principal amount at maturity of LYONs on May 1, 2001, all of which was outstanding as of February 26, 2003.

On March 26, 2003, we completed a tender offer for $384.6 million in principal amount at maturity of our LYONs. That tender offer was conducted as a modified Dutch auction, and the final purchase price for the tendered LYONs was $645 per $1,000 principal amount at maturity. In August 2003, we repurchased another $32.0 million aggregate principal amount at maturity of LYONs in open market purchases. As of October 17, 2003, there was $373.4 million in principal amount at maturity of our LYONs outstanding, and the aggregate accreted value of all outstanding LYONs was approximately $252.2 million. The LYONs are senior unsecured obligations.

The issue price per LYON was $639.23 (63.923% of principal amount at maturity), and there are no periodic payments of interest on the LYONs. The issue price of each LYON represented a yield to maturity of 2.25% per annum (computed on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months) calculated from May 1, 2001.

The LYONs mature on May 1, 2021. The LYONs are subject to optional redemption by us on or after May 1, 2006. The LYONs are not redeemable by us prior to May 1, 2006. If we redeem the LYONs prior to maturity, the amount payable with respect to each LYON is the amount equal to the issue price per LYON plus the accrued original issue discount to the date of redemption. The table below shows redemption prices of a LYON on May 1, 2006, at each May 1 thereafter prior to maturity and at maturity on May 1, 2021. These prices reflect the accrued original issue discount calculated to each date. The redemption price of a LYON redeemed between the dates would include an additional amount reflecting the additional original issue discount accrued since the preceding date in the table.

Redemption Date	(1) LYON Issue Price	(2) Accrued Original Issue Discount	(3) Redemption Price (1) + (2)
May 1,
2006	$639.23	$75.67	$714.90
2007	639.23	91.84	731.07
2008	639.23	108.38	747.62
2009	639.23	125.30	764.53
2010	639.23	142.60	781.83
2011	639.23	160.29	799.52
2012	639.23	178.38	817.61
2013	639.23	196.88	836.11
2014	639.23	215.80	855.03
2015	639.23	235.14	874.37
2016	639.23	254.93	894.16
2017	639.23	275.16	914.39
2018	639.23	295.85	935.08
2019	639.23	317.01	956.24
2020	639.23	338.64	977.87
2021 (maturity)	639.23	360.77	1,000.00

Each LYON is convertible into shares of our common stock at the option of the holder at any time prior to maturity or at maturity, unless previously redeemed or otherwise purchased by us. Upon conversion, we may elect to deliver either:

•	shares of our common stock at a conversion rate of 8.2988 shares per LYON, subject to adjustment upon the occurrence of certain events; or

•	cash equal to the market value of the shares of our common stock into which the LYONs selected for conversion are then convertible. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; the accrued original issue discount will be deemed paid by the shares of our common stock or cash received on conversion.

On May 1, 2004, May 1, 2006, May 1, 2011 and May 1, 2016, we will be required to purchase, at the option of the holder, any outstanding LYON. The purchase price payable in respect of a LYON will be $683.61 per LYON on May 1, 2004, $714.90 per LYON on May 1, 2006, $799.52 per LYON on May 1, 2011 and $894.16 per LYON on May 1, 2016, which equal the issue price plus accrued original issue discount to the respective purchase dates. We may, at our option, elect to pay the purchase price in cash, shares of our common stock, or any combination thereof. If we elect to pay the purchase price in shares of our common stock, the shares that we issue will be valued based on the then-current trading price of our common stock.

Upon a “change in control” of our company (as that term is defined in the Indenture governing the LYONs) occurring on or before May 1, 2006, each holder may require us to purchase all or a portion of such holder’s LYONs at a price equal to the issue price of such LYONs plus accrued original issue discount to the date of repurchase.

We believe the LYONs are currently traded in the over-the-counter market.

Section 7.    Acceptance of LYONs for Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Indenture and applicable law, we will accept for purchase on the business day immediately following the Expiration Time all LYONs validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for purchase validly tendered LYONs (or defectively tendered LYONs with respect to which we have waived any defects) if, as and when we give oral or written notice thereof to the Depositary.

Promptly after the Expiration Time, we will pay the Purchase Price for all LYONs validly tendered and not withdrawn under the Offer. We will make this payment by deposit of the aggregate purchase price of the LYONs accepted in immediately available funds with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from us and transmitting that payment to tendering holders through the facilities of DTC. Under no circumstances will there be any payment of interest or further accretion of the principal amount of acceptable LYONs because of any delay in the transmission of funds to the holders of accepted LYONs or otherwise.

We expressly reserve the right, in our sole discretion, to delay acceptance for payment of LYONs tendered pursuant to the Offer or the payment for LYONs accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the LYONs deposited by or on behalf of the holders of LYONs promptly after the termination or withdrawal of the Offer). We also expressly reserve the right, in our discretion, to terminate the Offer in order to comply, in whole or in part, with any applicable law. In all cases, the Depositary will make payment to holders or beneficial owners for the LYONs that we have accepted for purchase only after the Depositary has timely received:

•	confirmation of a book-entry transfer of the LYONs into the Depositary’s account at DTC according to the procedures set forth in Section 9—“Procedures for Tendering LYONs”;

•	a properly transmitted Agent’s Message (as defined in Section 9—“Procedures for Tendering LYONs”); and

•	any other documents required by the Letter of Transmittal.

We will only accept tenders of LYONs pursuant to the Offer in principal amounts at maturity equal to $1,000 or integral multiples thereof.

If we do not accept any tendered LYONs for payment for any reason pursuant to the terms and conditions of the Offer, unpurchased LYONs will be returned, through the facilities of DTC, to the tendering holder

We reserve the right to transfer or assign the right to purchase LYONs tendered pursuant to the Offer, in whole at any time or in part from time to time, to one or more of our affiliates, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering holders to receive payments for LYONs validly tendered and accepted for payment pursuant to the Offer.

Section 8.    Expiration, Extension, Amendment or Termination of the Offer

The Offer will expire at 5:00 p.m., Eastern time, on November 17, 2003, unless extended or earlier terminated by us (such date and time, as the same may be extended, the “Expiration Time”).

We expressly reserve the right, at any time or from time to time, subject to applicable law to:

•	extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, the LYONs, by giving oral or written notice of the extension to the Depositary;

•	amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary (and, to the extent required by applicable law, extending the period of time during which the Offer is open); and

•	terminate the Offer.

We will follow any extension, amendment or termination as promptly as practicable by public announcement thereof. The announcement of an extension will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

If we extend the Offer, or if, for any reason, the acceptance for payment of or the payment for LYONs is delayed or if we are unable to accept for payment or pay for LYONs pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may retain tendered LYONs on our behalf, and those LYONs may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 10—“Withdrawal of Tenders.” However, our ability to delay the payment for LYONs that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case to the extent required by applicable law.

Section 9.    Procedures for Tendering LYONs

You will not be entitled to receive the Purchase Price unless you validly tender LYONs at or prior to the Expiration Time and your LYONs are accepted by us for purchase.

Tender of LYONs.    Your tender of LYONs (and our subsequent acceptance of your tender pursuant to the procedures set forth below) will constitute a binding agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal set forth in Exhibit A.

The LYONs were issued in book-entry form only, and all of the LYONs are still held in book-entry form through the system maintained by DTC. To effectively tender LYONs for either their own accounts or on behalf of the beneficial owners for whom they are authorized to act, DTC participants must, instead of physically completing and signing the Letter of Transmittal, electronically transmit their acceptance through DTC’s Automated Tender Offer Program, or ATOP (for which the Offer will be eligible), and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. DTC is obligated to communicate these electronic instructions to the Depositary. To tender LYONs through ATOP, the electronic instructions sent to DTC and transmitted to the Depositary must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal. Delivery of tendered LYONs must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

Book-Entry Delivery Procedures.    The Depositary will establish accounts with respect to the LYONs at DTC for purposes of the Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the LYONs by causing DTC to transfer the LYONs into the Depositary’s account at DTC in accordance with DTC’s transfer procedures. To ensure timely book-entry delivery of LYONs pursuant to the Offer, the Depositary must receive a confirmation (a “Book-Entry Confirmation”) at or prior to the Expiration Time. Although delivery of LYONs may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in connection with such book-entry transfer, together with any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at or prior to the Expiration Time to receive payment for tendered LYONs. Delivery of a document to DTC does not constitute delivery to the Depositary. Holders desiring to tender LYONs at the Expiration Time should also note that such holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that:

•	DTC has received an express acknowledgment from each participant in DTC tendering the LYONs;

•	participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal; and

•	that we may enforce such agreement against such participants.

Notwithstanding any other provision of the Offer, payment for LYONs tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of Book-Entry Confirmation, including by means of an Agent’s Message, of the transfer of the LYONs into the Depositary’s account at DTC as described above, together with any other documents required by the Letter of Transmittal.

Effect of the Letter of Transmittal.    Subject to and effective upon the acceptance for purchase of and payment for LYONs tendered thereby, by transmitting an Agent’s Message a tendering holder of LYONs:

•	irrevocably sells, assigns and transfers to, or upon the order of, Shaw all right, title and interest in and to all the LYONs tendered thereby;

•	irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of the holder (with full knowledge that the Depositary also acts as agent of Shaw) with respect to any tendered LYONs (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

—	transfer ownership of such LYONs on the account books maintained by DTC, to or upon the order of Shaw; and

—	receive all benefits or otherwise exercise all rights of beneficial ownership of the LYONs (except that the Depositary will have no rights to, or control over, funds from Shaw, except as agent of Shaw, for the Purchase Price for any LYONs tendered pursuant to the Offer that are purchased by us), all in accordance with the terms of the Offer.

Backup Withholding.    To prevent backup withholding under U.S. federal tax law, each tendering holder of LYONs must provide the Depositary with the holder’s correct taxpayer identification number and certify that the holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 15—“United States Federal Income Tax Consequences.”

Determination of Validity.    All questions as to the validity (including time of receipt) and acceptance of any tendered LYONs pursuant to the procedures described above will be determined by us, in our sole discretion, and our determination will be final and binding. Conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of LYONs that we determine not to have been properly made or if the acceptance for payment of, or payment for, those LYONs may, in our opinion, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defects or irregularities in any tender as to particular LYONs, whether or not similar defects or irregularities are waived in the case of other holders. But if we choose to waive one of the conditions to the Offer discussed in Section 12—“Conditions to the Offer” with respect to one LYON holder, we will waive that same condition to the Offer for all LYONs holders. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Any defect or irregularity in connection with tenders of LYONs must be cured within the time that we determine, unless waived by us. None of Shaw, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of LYONs, or will incur any liability to holders for failure to give any such notice. If we waive our right to reject a defective tender of LYONs, the tendering holder will be entitled to the applicable payments.

Section 10.    Withdrawal of Tenders

You may withdraw your tendered LYONs at any time prior to the Expiration Time but not thereafter, except as set forth below. In addition, you may withdraw tendered LYONs if we terminate the Offer without purchasing any LYONs. If we terminate the Offer or do not purchase any LYONs in the Offer, we will instruct the Depositary to return your tendered LYONs to you promptly following the earlier of such termination or the Expiration Time, utilizing the facilities of DTC. You may also withdraw tendered LYONs if we have not yet accepted them for payment after December 16, 2003 and until those LYONs are accepted for payment. We will not pay any consideration pursuant to the terms of the Offer in respect of LYONs that are withdrawn from the Offer.

If, for any reason whatsoever, acceptance for payment of, or payment for, any LYONs tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of LYONs) or we are unable to accept for payment or pay for the LYONs tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the Depositary to retain tendered LYONs (subject to the right of withdrawal in certain circumstances and subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of LYONs to be effective, the tendering holder must comply with DTC’s applicable procedures. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a Request Message through ATOP to the Depositary. The term “Request Message” means a message transmitted by DTC and received by the Depositary, which states that DTC has received a request for withdrawal from a DTC participant and identifies the LYONs to which the request relates.

Any LYONs properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn LYONs may be retendered by following one of the procedures described in Section 9—“Procedures for Tendering LYONs,” at or prior to the Expiration Time.

Withdrawal of LYONs can be accomplished only in accordance with the foregoing procedures.

If you tender your LYONs in the Offer, you may convert your LYONs into our common stock only if you withdraw your LYONs prior to the time at which your right to withdraw has expired. The LYONs are convertible into shares of common stock at a conversion rate of 8.2988 shares of common stock per $1,000 principal amount at maturity of LYONs. However, we may elect to pay cash, in lieu of common stock, or a combination of cash and common stock at the time you exercise your conversion rights.

All questions as to the validity (including time of receipt) of any withdrawal, including a Request Message. We will resolve, in our sole discretion, (and our determination shall be final and binding). None of Shaw, the Depositary, the Information Agent, the Dealer Manager, the trustee or any other person will be under any duty to give notification of any defects or irregularities in any withdrawal or Request Message or incur any liability for failure to give any such notification.

Section 11.    Source and Amount of Funds

The maximum amount of funds required by Shaw to purchase the LYONs pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $253.0 million. We intend to use proceeds from our proposed $200 million common stock offering and cash on hand to pay for the LYONs accepted for purchase in the Offer and related costs and expenses of the Offer.

It is a condition to the completion of the Offer that we receive at least $200 million in gross cash proceeds from our common stock offering. We cannot assure you that this financing condition will be satisfied. If it is not satisfied, we do not intend to complete the Offer. Our sale of common stock in the offering is also subject to a number of conditions, including market conditions, sufficient investor demand for the common stock offered and conditions imposed by the underwriters of that offering, such as the absence of any material adverse change to our results of operations, financial condition or prospects, the accuracy of representations and warranties made in the underwriting agreement and the receipt of legal opinions. We do not have any alternative financing arrangements or alternative financing plans in the event that the financing condition is not satisfied.

You should read Section 12—“Conditions of the Offer” for more information about the financing condition.

Section 12.    Conditions of the Offer

Notwithstanding any other provisions of the Offer and in addition to any rights we may have to extend or amend the Offer, we will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or payment for, any tendered LYONs, subject to the rules under the Exchange Act, and we may terminate the Offer, if:

•	any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced, or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that in our reasonable good faith judgment, would or might directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer including any such event that would make the Offer illegal;

•	we have determined that the acceptance for payment of, or payment for, some or all of the LYONs would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which we may be bound or subject;

•	there shall have occurred:

—	any material adverse change in our condition (financial or other), business, properties or results of operations and our subsidiaries taken as one enterprise;

—	any downgrading in the rating of any of our debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any of our debt securities (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that we have been placed on negative outlook;

—	any material adverse U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls;

—	any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any of our securities on any exchange or in the over-the-counter market;

—	any banking moratorium declared by United States federal or New York authorities;

—	any major disruption of settlements of securities or clearance services in the United States;

—	any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency;

—	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

—	any significant adverse change in the market price or rating of the LYONs or our common stock; or

—	in the case of any of the foregoing existing at the time of the commencement of the Offer, a significant acceleration or worsening thereof;

•	the trustee under the Indenture shall have objected in any respect to, or taken any action that could, in our reasonable good faith judgment, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or the acceptance of or payment for any of the LYONs;

•	there shall have occurred or be likely to occur any event or series of events that, in our reasonable good faith judgment:

—	could prohibit, prevent, restrict or delay consummation of the Offer;

—	will, or is reasonably likely to, impair the contemplated benefits of the Offer to us or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in our best interest; or

—	materially and adversely affect our and our subsidiaries’ business, assets, condition (financial or otherwise), income, operations or prospects or stock ownership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business;

•	a tender or exchange offer for any or all of the LYONs (other than this Offer), or any merger, acquisition proposal, business combination, tender offer or other similar transaction with or involving us has been proposed, announced or made by any person or has been publicly disclosed;

•	we have learned that a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, excluding in all cases our chief executive officer, J.M. Bernhard, Jr.;

•	there shall have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any shares of our common stock; or

•	we have not received at least $200 million in gross cash proceeds from our proposed sale of common stock (other than a failure to receive those proceeds due to any factor within our control). Successful completion of the Offer is not a condition to the completion of the common stock offering.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (other than circumstances due to any factor within our control) giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion up to the Expiration Time. If any condition to the Offer is not satisfied or waived by us prior to the Expiration Time, we reserve the right (but shall not be obligated), subject to applicable law,

•	to terminate the Offer and return the tendered LYONs to the tendering holders;

•	to waive all unsatisfied conditions and accept for payment and purchase all LYONs that are validly tendered (and not withdrawn) prior to the Expiration Time;

•	to extend the Offer and retain the LYONs that have been tendered during the period for which the Offer is extended; or

•	to amend the Offer.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any of our other rights and each such right will be deemed an ongoing right which we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Section 13.    Capitalization

The following table sets forth our cash, marketable securities and capitalization at August 31, 2003 on an actual basis and as adjusted to give effect to the Offer and the pending common stock offering (assuming an offering price of $9.98 per share) and the anticipated use of the proceeds, together with cash on hand, assuming the valid tender of $373.4 million aggregate principal amount at maturity of LYONs (with an aggregate accreted value of $252.2 million as of October 17, 2003) at $675 per $1,000 principal amount at maturity.

	At August 31, 2003
	Actual	As Adjusted for Offer and Common Stock Offering
	(In thousands)
Cash and cash equivalents	$179,852	$115,994

Escrowed cash(1)	$58,035	$58,035

Marketable securities, held to maturity	$5,096	$5,096

Short-term borrowings and current maturities of long-term debt:
Short-term borrowings (revolving lines of credit)(2)	$1,274	$1,274
Current maturities of long-term debt(3)	260,136	8,647

Total short-term borrowings and current maturities of long-term debt	261,410	9,921

Long-term debt, excluding current portion(3):
Revolving credit facility(2)	—	—
Other long-term debt	251,745	251,745
Total long-term debt, excluding current portion	251,745	251,745

Total debt	513,155	261,666

Shareholders’ equity:
Preferred stock, no par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 200,000,000 shares authorized; 37,790,216 shares, actual, issued and outstanding, and 57,790,216 shares, as adjusted(4)	496,148	685,768
Retained earnings	286,811	285,519
Accumulated other comprehensive income (loss)	(20,540)	(20,540)
Unearned stock-based compensation	(216)	(216)
Treasury stock, 5,331,655 shares	(99,913)	(99,913)

Total shareholders’ equity	662,290	850,618

Total capitalization	$1,175,445	$1,112,284

(1)	Represents cash in escrow that secures a performance bond on an international project.
(2)	At August 31, 2003, we had approximately $164.3 million in letters of credit outstanding. No revolving credit loans were outstanding under our credit facilities at August 31, 2003.

(3)	Includes obligations under capital leases, and $251.5 of accreted value of LYONs as of Aug 31, 2003. The as-adjusted amount reflects the potential repurchase of LYONs at the accreted value on that date.
(4)	Does not include 1,705,584 shares reserved for issuance under our stock option plans. As of August 31, 2003, options to purchase 4,668,839 shares at a weighted average exercise price of $17.30 had been issued. Assumes the issuance of 20,000,000 shares of common stock in the pending common stock offering. Also does not include 5,331,665 treasury shares.

We have amended our Credit Facility to increase the available credit to $300.0 million and to amend certain covenants contained therein. The effectiveness of these amendments is conditional upon the completion of a $200 million common stock offering. The Credit Facility is guaranteed by each of our present and future material domestic subsidiaries and is secured by substantially all of our assets other than real estate, plants, parts and equipment.

Section 14.    Certain Significant Considerations

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase, including the important factors described in the “Statement Regarding Forward-Looking Statements” that is included in this Offer to Purchase or our periodic filings with the Securities and Exchange Commission. These are not the only risks we face. Any of these risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the LYONs to decline, which in turn could cause you to lose all or part of your investment.

Our repurchase obligations under the LYONs could result in adverse consequences.

In May 2001, we issued $790.0 million aggregate principal amount at maturity of 20-year, zero-coupon, unsecured LYONs. The LYONs were issued on an original issue discount basis of $639.23 per $1,000 maturity value of the LYONs. On May 1 of 2004, 2006, 2011 and 2016, holders of LYONs may require us to purchase all or a portion of the LYONs at their accreted value (the original issue price of LYONs increases by 2.25% per year).

In March 2003, we repurchased $384.6 million aggregate principal amount at maturity of LYONs pursuant to our tender offer for the LYONs and in August 2003, we repurchased another $32.0 million aggregate principal amount at maturity of LYONs in open market purchases. After giving effect to the total repurchases of $416.6 million aggregate principal amount at maturity of LYONs, the aggregate principal amount of maturity of the LYONs that remain outstanding is approximately $373 million (or a current accreted value of approximately $252 million). At May 1, 2004, the first date on which the holders can require us to repurchase the LYONs, the aggregate accreted value will be $255.3 million.

The closing price of our common stock on the New York Stock Exchange on October 17, 2003 was $9.98 per share. Unless our common stock price increases to a price in excess of $77.03 per share, we anticipate that a substantial portion, and perhaps all, of the remaining outstanding LYONs will be submitted for repurchase as early as May 1, 2004. In the event that holders of LYONs require us to repurchase the LYONs on any of the above dates, we may, subject to certain conditions, choose to redeem the LYONs in cash or in shares of our common stock, or in a combination of both. If we elect to issue our common stock, the value of the common stock would be determined by reference to the current market value of our common stock at the time of each repurchase. As of August 31, 2003, we anticipate that we would fund the entire repurchase obligation in cash through borrowings or the issuance of debt or equity securities. Assuming that our cash flow from operations through the repurchase date meets our reported projections, we anticipate that we would have sufficient cash resources to repurchase up to the remaining $255.3 million in accreted value of the LYONs with cash on May 1, 2004. However, if we elect to fund all or substantially all of this repurchase obligation with cash, we will substantially reduce our available cash resources or other forms of liquidity.

This could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. We may seek to refinance or restructure our obligations under the LYONs, including the incurrence of additional borrowings, but we may not be successful in doing so or the refinancing or restructuring may result on terms less favorable to us and the holders of the notes than the terms of the LYONs. Our Credit Facility permits us to repurchase LYONs as long as, after giving effect to the purchase, we have the ability to borrow up to $50.0 million under that facility and that we have designated amounts of cash and cash equivalents. As a result of the amendment to our facility being executed in connection with and conditioned upon a $200 million common stock offering, cash and cash equivalent amounts must be not less than $75.0 million. Cash and cash equivalents for purposes of this test consist of those sums not otherwise pledged or escrowed under our Credit Facility and are reduced by amounts borrowed under our existing Credit Facility. In addition, regardless of whether we meet these tests, our Credit Facility permits us to use up to $10.0 million to repurchase LYONs. Our obligation to repurchase LYONs submitted to us for repurchase on May 1, 2004 will be reduced to the extent we purchase LYONs in this Offer.

Adverse events could negatively affect our liquidity position.

Our operations could require us to utilize large sums of working capital, sometimes on short notice and sometimes without the ability to recover the expenditures. This has been the experience of certain of our competitors. Circumstances or events which could create large cash outflows include losses resulting from fixed price contracts, environmental liabilities, litigation risks, unexpected costs or losses resulting from acquisitions, contract initiation or completion delays, political conditions, customer payment problems, foreign exchange risks, professional and product liability claims and cash repurchases of our LYONs, among others. We cannot provide assurance that we will have sufficient liquidity or the credit capacity to meet all of our cash needs if we encounter significant working capital requirements as a result of these or other factors.

Insufficient liquidity could have important consequences to us. For example, we could:

•	have less operating flexibility due to restrictions which could be imposed by our creditors, including restrictions on incurring additional debt, creating liens on our properties and paying dividends;

•	have less success in obtaining new work if our sureties or our lenders were to limit our ability to provide new performance bonds or letters of credit for our projects;

•	be required to dedicate a substantial portion of cash flows from operations to the repayment of debt and the interest associated with that debt;

•	fail to comply with the terms of our credit facility;

•	incur increased lending fees, costs and interest rates; and

•	experience difficulty in financing future acquisitions and/or continuing operations.

All or any of these matters could place us at a competitive disadvantage compared with competitors with more liquidity and could have a negative impact upon our financial condition and results of operations.

LYONs that remain outstanding after the Offer will not be secured by any of our assets.

The LYONs are not now, and any LYONs that remain outstanding after the Offer will not be, secured by any of our or our subsidiaries’ assets. However, loans under our credit facility are secured by a first priority security interest in:

•	a substantial portion of our domestic assets;

•	a substantial portion of the domestic assets of our direct and indirect domestic subsidiaries; and

•	all of the capital stock of our direct and indirect subsidiaries, limited to 65% of such capital stock in the case of foreign subsidiaries that are controlled foreign corporations.

If we become insolvent or are liquidated, or if payment under our credit facility or in respect of any other secured debt is accelerated, the lenders under our credit facility or holders of other secured debt will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the agreements pertaining to our credit facility or other secured debt). Upon the occurrence of any default under our credit facility (and even without accelerating the debt thereunder), the lenders may be able to prohibit the payment of the LYONs by limiting our ability to access our cash flow. Moreover, the assets that secure our credit facility or any other secured debt will not be available to holders of LYONs in the event of a bankruptcy, liquidation or similar circumstances of the related obligor until we have fully repaid all amounts due under our secured debt.

We depend on our subsidiaries to service our debt.

Because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including any amounts due on the LYONs and the payment of principal and interest on the new senior notes. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations, including the notes, when due or the principal of such debt at maturity. Our subsidiaries are not obligated to make funds available to us for payment of the LYONs.

Any market that exists for untendered LYONs will be very limited.

To the extent that LYONs are tendered and accepted in the Offer, the trading activity in the LYONs that remain outstanding after the Offer will become more limited than the current limited and sporadic trading activity in the LYONs. A debt security with a smaller outstanding aggregate principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for LYONs not tendered or not purchased may be affected adversely to the extent the amount of LYONs tendered and purchased pursuant to the Offer reduces the float of the LYONs. The reduced float may make the trading price more volatile. There can be no assurance that any trading market will exist for the LYONs following the Offer. The extent of the market for the LYONs following the completion of the Offer will depend upon the number of holders that remain at such time, the interest on the part of securities firms in establishing a market in the LYONs and upon other factors.

Our substantial indebtedness could adversely affect our financial condition and impair our ability to fulfill our obligations under our senior notes and our credit facility.

As of August 31, 2003, we had total outstanding indebtedness of approximately $513.2 million, approximately $5.5 million of which was secured indebtedness, including obligations under capital leases. In addition, as of August 31, 2003, letters of credit issued for our account in an aggregate amount of $164.3 million were outstanding. Our substantial indebtedness could have important consequences, including the following:

•	it will require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, including our outstanding 10 3/4% Senior Notes due 2010, or Senior Notes, and may require us to dedicate a substantial portion of our cash flow from operations to repurchase the LYONs, in each case reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures and other general corporate purposes;

•	it will limit our ability to borrow money or sell stock for working capital, capital expenditures, debt service requirements and other purposes;

•	it will limit our flexibility in planning for, and reacting to, changes in our business;

•	it may place us at a competitive disadvantage if we are more highly leveraged than some of our competitors;

•	it may make us more vulnerable to a further downturn in the economy or our business; and

•	it may restrict us from making additional acquisitions or exploiting other business opportunities.

To the extent that new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase.

Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.

On June 26, 2002, at the recommendation of our audit committee, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Ernst & Young LLP to serve as our independent public accountants for fiscal 2002. Our audited consolidated financial statements as of August 31, 2001 and 2000 and for each of the years in the two-year period ended August 31, 2001, which are incorporated by reference into this Offer to Purchase, have been audited by Arthur Andersen, our former independent public accountants, as set forth in their reports, but Arthur Andersen has not consented to our use of these reports in connection with the new senior notes private placement.

Arthur Andersen completed its audit of our consolidated financial statements for the year ended August 31, 2001 and issued its report relating to these consolidated financial statements on October 5, 2001. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for another of its audit clients and has ceased to audit publicly held companies. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private parties against Arthur Andersen. If Arthur Andersen has no assets available for creditors, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen’s previous role as our independent public accountants and as author of the audit report for some of the audited financial statements incorporated by reference into this Offer to Purchase.

Section 15.    United States Federal Income Tax Consequences

The following discussion summarizes the material United States federal income tax consequences resulting from the sale of the LYONs pursuant to the Offer. It is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings, and judicial decisions, all as in effect on the date of this Offer, and all of which are subject to change, possibly with retroactive effect, and to different interpretations. The discussion assumes that each holder is a U.S. Person (as defined below) and that the LYONs are held as “capital assets” within the meaning of section 1221 of the Code. The discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of holders subject to special treatment under the federal income tax laws (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, traders that mark to market, partnerships or other pass-through entities, insurance companies, “S corporations,” expatriates, tax-exempt organizations, holders who are not U.S. Persons (as defined below), persons who are subject to alternative minimum tax, persons who hold LYONs as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, or persons that have a functional currency other than the United States dollar).

This summary of United States federal income tax consequences is for general information only and is not tax advice. We urge you to consult your tax advisor concerning the tax consequences of the Offer to your particular situation, including the applicability and effect of any state, local or foreign tax laws and any recent or prospective changes in applicable tax laws.

As used herein, a U.S. Person means

•	a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust:

—	if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust; or

—	that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

The tax treatment of a partner in a partnership may depend on both the partnership’s and the partner’s status. Partnerships tendering LYONs and persons holding beneficial interests in LYONs through a partnership are urged to consult their own tax advisors.

Sale of LYONs Pursuant to the Offer.    Your receipt of cash in exchange for LYONs pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. You will generally recognize capital gain or loss on the sale of a LYON in an amount equal to the difference between the amount of cash received for the LYON (except for amounts attributable to accrued but unpaid interest, including accrued original issue discount, or “OID,” to the extent not already included in income) and your “adjusted tax basis” in the LYON at the time of the sale. Subject to the market discount rules described below, your capital gain or loss will be long-term if you held the LYON for more than one year at the time of the sale. Long-term capital gains of noncorporate holders are generally taxable at a maximum rate of 15%. Capital gains of corporate holders are generally taxable at the regular tax rates applicable to corporations. To the extent that the amount paid for the LYON is attributable to accrued but unpaid interest, including OID, it will constitute ordinary income to you unless previously included in income.

Generally, your adjusted tax basis for a LYON will be equal to the amount paid for the LYON, increased by the amount of the OID and, if the election described below has been made, market discount previously included in your income and decreased by any acquisition premium in respect of the LYON which has been previously taken into account as an offset to OID income.

If you acquired a LYON at a cost that is less than its revised issue price, the amount of the difference is treated as market discount for U.S. federal income tax purposes, unless the difference is less than 0.0025 multiplied by the revised issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain you realize on the sale of a LYON having market discount will be treated as ordinary income to the extent of the “accrued market discount,” unless you have elected to include market discount in income currently as it accrues.

Information Reporting and Backup Withholding.    Information reporting generally will apply to payments made to you pursuant to the Offer unless an applicable exemption applies. Backup withholding will apply unless you provide us with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding.

To prevent backup withholding, you should complete and deliver to the Depositary the Substitute W-9 in the Letter of Transmittal certifying that the TIN provided on such from is correct and that payments to you are not subject to backup withholding. The backup withholding tax is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Section 16.    Certain Financial Information

Our audited consolidated financial statements as of the end of and for each of the fiscal years in the two years ended August 31, 2002 and August 31, 2003 are incorporated by reference in this Offer to Purchase from our annual report on Form 10-K for the fiscal year ended August 31, 2003. See “Available Information” and “Documents Incorporated by Reference.”

The following is our consolidated ratio of earnings to fixed charges for each of the periods indicated.

Fiscal Year Ended
	August 31, 2003	August 31, 2002
Ratio of earnings to fixed charges	1.7x	4.5x
Pro forma ratio of earnings to fixed charges(1)	1.7x	3.7x

(1)	Reflects the assumed purchase of all outstanding LYONs with the assumed net proceeds from our proposed $200 million offering of common stock, together with cash on hand.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, the amortization of debt discount, preferred stock dividends, accretion requirements and such portion of rental expense that is attributable to interest.

The following table sets forth selected financial data about us. The selected historical financial data as of and for each of the five years ended August 31, 2003 is derived from our audited consolidated financial statements. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended August 31, 2003 and 2002. Arthur Andersen LLP audited our consolidated financial statements for each of the three fiscal years ended August 31, 2001, 2000 and 1999.

You should read all of the information presented below with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, which are incorporated by reference to our Annual Report for the year ended August 31, 2003 in this Offer to Purchase.

	Year Ended August 31,
	2003	2002
	(In thousands, except per share amounts)(1)
Statement of Operations Data:
Revenues	$3,306,762	$3,170,696
Cost of revenues	3,033,240	2,843,070

Gross profit	273,522	327,626
General and administrative expenses	200,874	161,248

Operating income	72,648	166,378
Interest expense	(32,043)	(23,028)
Interest income	5,406	11,518
Other income (expense), net(2)	(10,421)	(3,856)

Income before income taxes	35,590	151,012
Provision for income taxes	11,745	54,348

Income from operations before earnings (losses) from unconsolidated entities	23,845	96,664
Earnings (losses) from unconsolidated entities, net(3)	(2,979)	1,703

Income before cumulative effect of accounting change	20,866	98,367
Cumulative effect of accounting change, net of taxes	—	—

Net income	$20,866	$98,367

Net income per common share:
Basic(4):	$0.55	$2.41

Diluted(4):	$0.54	$2.26

Other Financial Data:
Depreciation and amortization	$44,805	$28,598
Capital expenditures(5)	25,865	73,946
Backlog(6)	4,751,000	5,605,000
EBITDA(7)	112,438	202,638

Cash Flow Data:
Net cash provided by (used in) operating activities	$(202,002)	$315,066
Net cash provided by (used in) investing activities	2,389	(198,286)
Net cash provided by (used in) financing activities	(61,255)	(61,974)

Balance Sheet Data (at end of period):
Total cash(8)	$242,983	$553,216
Working capital(9)	85,446	385,010
Total assets	1,986,115	2,301,146
Total debt(10)	513,155	528,501
Shareholders’ equity	662,290	692,257
Book value per share	17.53	16.95

(1)	Includes (i) the acquisition of Badger Technologies, Envirogen, Inc., and LFG&E International, Inc. in fiscal 2003; and (ii) the acquisition of certain assets of the IT Group and PsyCor Inc. in fiscal 2002 (see Note 4 of the notes to our consolidated financial statements, which are incorporated by reference into this prospectus supplement).
(2)	During fiscal 2003, we adopted FAS 145, Recission of FASB Statement No. 4, 44 and 101, Amendment of FASB Statement No. 13, and Technical Corrections. As a result, we reclassified certain amounts related to the extinguishment of debt and previously classified as an extraordinary item to other income (expense).
(3)	We own a 49% interest in Shaw-Nass Middle East, W.L.L., our Bahrain joint venture, and a 50% interest in EntergyShaw L.L.C., our joint venture with Entergy Corporation. We account for both of these investments on the equity basis.
(4)

On November 13, 2000, the Company announced that its Board of Directors had authorized a two-for-one stock split of its common stock payable on December 15, 2000, to shareholders of record on December 1, 2000. Additionally, earnings per share for fiscal 2000 and 1999 have been restated to reflect the effect of the December 2000 two-for-one stock split of the Company’s common stock.
(5)	Capital expenditures represent cash payments for the purchase of property and equipment.
(6)	Backlog is not a measure defined in GAAP, and our backlog may not be comparable to the backlog of other companies.
(7)	EBITDA is net income before interest expense, income taxes, depreciation and amortization. In calculating EBITDA, we exclude earnings (losses) from unconsolidated entities, extraordinary items and cumulative effects of accounting changes. We believe that EBITDA provides useful information for evaluation of our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, the way we calculate EBITDA may not be comparable to the EBITDA calculations of other companies. EBITDA may not be indicative of historical operating results, and we do not mean for either to be predictive of future results of operations or cash flows. You should see also the historical financial statements incorporated by reference in this prospectus supplement.

The calculations for EBITDA are set forth below:

	Year Ended August 31,
	2003	2002
	(In thousands)
Net Income	$20,866	$98,367
Earnings (losses) from unconsolidated entities	2,979	(1,703)
Cumulative effect of change in accounting principles, net of tax	—	—
Interest expense	32,043	23,028
Income taxes	11,745	54,348
Depreciation and amortization	44,805	28,598

EBITDA	$112,438	$202,638

(8)	Includes cash, cash equivalents and marketable securities. At August 31, 2003 and August 31, 2002, cash also includes $58.0 million and $96.5 million, respectively, of escrowed cash that secures a performance bond on an international project.
(9)	Working capital represents current assets less current liabilities.
(10)	Total debt includes short-term revolving lines of credit and obligations under capital leases.

Section 17.    Dealer Manager, Depositary and Information Agent

Dealer Manager.    Credit Suisse First Boston LLC is acting as the Dealer Manager for us and has provided certain financial advisory services to us in connection with the Offer. Credit Suisse First Boston LLC is also acting as a managing underwriter in our pending common stock offering. In its capacity as Dealer Manager, Credit Suisse First Boston LLC may contact holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer and related material to beneficial owners of the LYONs. We will reimburse the Dealer Manager for its reasonable and customary out-of-pocket expenses. We have agreed to indemnify the Dealer Manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of this Offer or our engagement of the Dealer Manager.

At any time, the Dealer Manager may trade the LYONs for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the LYONs. All inquiries and correspondence addressed to the Dealer Manager relating to the Offer should be directed to the address or telephone number set forth on the back of this Offer to Purchase.

The Dealer Manager and its affiliates have in the past provided banking and investment banking services to us for which they have received customary compensation. From time to time, the Dealer Manager may provide other services to us and our affiliates.

Depositary.    We have appointed The Bank of New York as Depositary for the Offer. The Bank of New York is the trustee under the Indenture for the LYONs, and it or its affiliates may have other customary banking relationships with us. If you have questions concerning tender procedures, you may contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable and customary out-of-pocket expenses. We will indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

Information Agent.    We have appointed D.F. King & Co., Inc. as Information Agent for the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable and customary out-of-pocket expenses. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or any other document may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The following table sets forth an estimate of the fees to be paid by us to each of the Dealer Manager, the Information Agent, the Depositary and the underwriters of the pending offering of our common stock:

Name	Fees and Expenses
Credit Suisse First Boston LLC, as Dealer Manager	$933,500
The Bank of New York, as Depositary	$14,000
D.F. King & Co., Inc., as Information Agent	$10,000
Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters	5% of gross offering proceeds from the pending common stock offering

The Dealer Manager, the Depositary and the Information Agent assume no responsibility for the accuracy or completeness of the information concerning us or our respective affiliates contained in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Section 18.    Fees and Expenses

In addition to the fees and expenses of the Dealer Manager, the Information Agent, the Depositary and the trustee, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the Letter of Transmittal and any related documents to the beneficial owners of the LYONs. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of LYONs pursuant to the Offer.

Section 19.    Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of LYONs be accepted from or on behalf of) the owners of LYONs residing in such jurisdiction.

The Shaw Group Inc.

October 20, 2003

Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent as listed below. Beneficial owners of LYONs may also contact the Depositary, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

New York, New York 10005

Banks and Brokers (Call Collect): (212) 269-5550

or

All others call (Toll-Free): (800) 848-3416

The Dealer Manager for the Offer is:

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010-3629

Attention: Transactions Advisory Group

Toll-Free: (800) 646-4543

or

Call Collect: (212) 538-4479

or

The Depositary for the Offer is:

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Mr. Duong Nguyen

Reorganization Section, 7 East

(212) 815-3687

EXHIBIT A

Letter of Transmittal  of  The Shaw Group Inc.

Pursuant to the Offer to Purchase for Cash, dated October 20, 2003,  $373,401,000 Aggregate Principal Amount at  Maturity of its Outstanding Liquid Yield Option™ Notes due 2021  (Zero Coupon—Senior)  CUSIP Nos. 820280AC9 and 820280AA3

The Offer, proration and withdrawal will expire at 5:00 p.m., Eastern time, on November 17, 2003, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). LYONs tendered in the Offer may be withdrawn at any time prior to the Expiration Time. If the LYONs are accepted for payment pursuant to the Offer, only holders of LYONs who have validly tendered and not withdrawn their LYONs prior to the Expiration Time will receive the purchase price.

The Depositary for the Offer is:

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Mr. Duong Nguyen

Reorganization Section, 7 East

(212) 815-3687

Facsimile Transmission Number:

(for Eligible Institutions Only)

(212) 298-1915

THE INSTRUCTIONS CONTAINED IN THIS LETTER OF TRANSMITTAL AND IN THE OFFER TO PURCHASE SHOULD BE READ CAREFULLY BEFORE TENDERING LYONS IN THE OFFER.

By tendering your LYONs in the Offer, you acknowledge receipt of the Offer to Purchase, dated October 20, 2003 (the “Offer to Purchase”) of The Shaw Group Inc., a Louisiana corporation (“Shaw”). This Letter of Transmittal and accompanying instructions (the “Letter of Transmittal”) together with the Offer to Purchase (and any amendments or supplements to the Offer to Purchase and this Letter of Transmittal) constitutes the “Offer” with respect to the LYONs. All capitalized terms used in this Letter of Transmittal that are not defined have the meanings given to them in the Offer to Purchase.

This Letter of Transmittal is being supplied for informational purposes only to persons who hold LYONs in book-entry form through the facilities of The Depository Trust Company (“DTC”). The LYONs were issued in book-entry form only, and all of the LYONs are still held in book-entry form through the system maintained by DTC. If you wish to tender your LYONs in the Offer, you must execute the tender through the DTC Automated Tender Offer Program (“ATOP”), for which this Offer will be eligible. DTC participants that are accepting the Offer, either on their own behalf or on behalf of beneficial owners of LYONs for whom they are authorized to act must transmit their acceptances to DTC, which will verify the acceptances and execute a book-entry delivery to the Depositary’s DTC account. DTC will then send an Agent’s Message to the Depositary for its acceptance. The

Agent’s Message will state that DTC has received an express acknowledgement from the DTC participant tendering the LYONs on behalf of itself or another beneficial owner of LYONs that the DTC participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in the Offer to Purchase and this Letter of Transmittal and that Shaw may enforce such agreement against such participant.

The terms “Liquid Yield Option” and “LYONs” are trademarks of Merrill Lynch & Co., Inc.

Please read the accompanying instructions carefully

Ladies and Gentlemen:

You hereby tender to Shaw, upon the terms and subject to the conditions of the Offer, the principal amount at maturity of LYONs indicated in the Agent’s message.

Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount at maturity of your LYONs tendered pursuant to this Letter of Transmittal, you hereby

•	irrevocably sell, assign and transfer to, or upon the order of, Shaw all right, title and interest in and to the LYONs that are being tendered hereby;

•	waive any and all rights with respect to the LYONs (including, without limitation, any existing or past defaults and their consequences in respect of the LYONs and the indenture under which the LYONs were issued);

•	release and discharge Shaw from any and all claims you may have now, or may have in the future arising out of, or related to, the LYONs including, without limitation, any claims that you are entitled to participate in any repurchase, redemption or defeasance of the LYONs; and

•	irrevocably constitute and appoint The Bank of New York, as Depositary, your true and lawful agent and attorney-in-fact (with full knowledge that the Depositary also acts as agent of Shaw) with respect to any such tendered LYONs (such power of attorney being deemed to be an irrevocable power coupled with an interest) to

—	transfer ownership of such LYONs on the account books maintained by DTC to or upon the order of Shaw, and

—	receive all benefits or otherwise exercise all rights of beneficial ownership of such LYONs (except that the Depositary will have no rights to, or control over, funds from Shaw, except as agent for Shaw for the purchase price for any tendered LYONs that are purchased by Shaw), all in accordance with the terms of and conditions to the Offer as described in the Offer to Purchase.

By tendering your LYONs in the Offer, you represent and warrant that you (i) own the LYONs tendered and are entitled to tender such LYONs and (ii) have full power and authority to tender, sell, assign and transfer such LYONs and that when such LYONs are accepted for purchase and payment by Shaw, Shaw will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. Further, you will, upon request, execute and deliver any additional documents deemed by the Depositary or by Shaw to be necessary or desirable to complete the sale, assignment and transfer of the LYONs.

By tendering your LYONs in the Offer, you acknowledge that the delivery and surrender of your LYONs is not effective until receipt by the Depositary of an Agent’s Message, together with any other required documents in form satisfactory to Shaw. All questions as to the validity (including time of receipt) and acceptance of tenders and withdrawals of LYONs will be determined by Shaw, in its sole discretion, which determination shall be final and binding.

By tendering your LYONs in the Offer, you acknowledge that tenders of LYONs may be withdrawn by written notice of withdrawal received by the Depositary at any time at or prior to 5:00 p.m., Eastern time, on November 17, 2003, or such later date and time to which the Offer may be extended (such time and date, as the same may be extended, the “Expiration Time”), but not thereafter, unless the Offer is terminated. In the event of a termination of the Offer, LYONs tendered pursuant to the Offer will be promptly returned to you through the facilities of DTC. In order to be valid, a withdrawal of a tender of LYONs must comply with DTC’s applicable procedures and a Request Message must be received by the Depositary at or prior to the Expiration Time.

You agree that the tender of your LYONs pursuant to the procedures described in the Offer to Purchase, this Letter of Transmittal and in the instructions hereto and acceptance thereof by Shaw will constitute a binding agreement between you and Shaw upon the terms and subject to the conditions of the Offer. For purposes of the Offer, you understand that Shaw will be deemed to have accepted for purchase validly tendered LYONs (or defectively tendered LYONs with respect to which Shaw has waived such defect), only if, as and when Shaw gives oral (confirmed in writing) or written notice thereof to the Depositary.

You acknowledge that, by tendering your LYONs in the Offer, under certain circumstances and subject to certain conditions of the Offer (which Shaw may waive in its sole discretion if permitted by the indenture governing the LYONs and applicable law) as set forth in the Offer to Purchase, Shaw is not required to accept for purchase any of the LYONs tendered (including any LYONs tendered after the Expiration Time). Any LYONs that have been tendered pursuant to the Offer but that are not purchased will be returned promptly through the facilities of DTC following the earlier to occur of the Expiration Time or the date on which the Offer is terminated without any LYONs being purchased thereunder.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive, your death or incapacity, and every obligation of yours under this Letter of Transmittal shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

Very truly yours,

THE SHAW GROUP INC.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Tenders of LYONs.

The LYONs were issued in book-entry form only, and all of the LYONs are still held in book-entry form through the system maintained by DTC. To tender LYONs in the Offer, you must use DTC’s ATOP procedures.

Tenders of LYONs in the Offer will be accepted prior to the Expiration Time in accordance with the procedures described in the Offer to Purchase or otherwise in compliance with this Letter of Transmittal.

No alternative, conditional or contingent tenders of LYONs will be accepted.

Payment for LYONs will be made through the facilities of DTC and only against deposit of tendered LYONs with the Depositary. By tendering your LYONs in the Offer, you are deemed to waive any right to receive any notice of the acceptance for payment of tendered LYONs.

For a full description of the procedures for tendering LYONs, see Section 9—“Procedures for Tendering LYONs” in the Offer to Purchase.

2.    Tender Amounts.

Tenders of LYONs pursuant to the Offer will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

3.    Withdrawal of Tenders.

Tenders of LYONs may be validly withdrawn at any time prior to the Effective Time. Tenders of LYONs may be validly withdrawn if the Offer is terminated without any LYONs being purchased thereunder. In the event of a termination of the Offer, the LYONs tendered pursuant to such Offer will be promptly returned to the tendering holder through the facilities of DTC.

If, for any reason whatsoever, acceptance for payment of, or payment for, any LYONs tendered pursuant to the Offer is delayed (whether before or after Shaw’s acceptance for payment of LYONs) or Shaw is unable to accept for payment or pay for the LYONs tendered pursuant to the Offer, Shaw may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered LYONs (subject to the right of withdrawal in certain circumstances and Rule 14e-1(c) under the Exchange Act, which requires that the offeror pay the consideration or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

The withdrawal of a tender of LYONs may be effected only through a properly transmitted Request Message through ATOP, received by the Depositary at any time prior to the Expiration Time. See Section 10—“Withdrawal of Tenders” in the Offer to Purchase.

Any LYONs properly withdrawn will be deemed to be not validly tendered for purposes of the Offer; provided, however, that properly withdrawn LYONs may be retendered, by again following the appropriate procedures described in Section 9—“Procedures for Tendering LYONs” in the Offer to Purchase, at any time prior to the Expiration Time.

If you tender your LYONs in the Offer, you may convert your LYONs into our common stock only if you withdraw your LYONs prior to the time at which your right to withdraw has expired. The LYONs are convertible into shares of common stock at a conversion rate of 8.2988 shares of common stock per $1,000 principal amount at maturity of LYONs. However, we may elect to pay cash, in lieu of common stock, or a combination thereof at the time you exercise your conversion rights.

Any LYONs that have been tendered pursuant to the Offer but that are not purchased will be returned promptly through the facilities of DTC following the earlier to occur of the Expiration Time or the date on which the Offer is terminated without any LYONs being purchased thereunder. All questions as to the validity (including time of receipt) of any withdrawal, including a Request Message, will be determined by Shaw, in Shaw’s sole discretion (whose determination shall be final and binding). None of Shaw, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any withdrawal or Request Message, or incur any liability for failure to give any such notification.

4.    Transfer Taxes.

Shaw will pay all domestic state transfer taxes applicable to the purchase and transfer of LYONs pursuant to the Offer. However, if a transfer tax is imposed for any reason other than Shaw’s purchase of LYONs pursuant to the Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder.

5.    Irregularities.

All questions as to the validity (including time of receipt) and acceptance of any tendered LYONs pursuant to the procedures described in the Offer to Purchase and this Letter of Transmittal will be resolved by Shaw in Shaw’s sole discretion (whose determination shall be final and binding). Shaw reserves the absolute right to reject any or all tenders of any LYONs determined by it not to have been properly made or if the acceptance for payment of, or payment for, those LYONs may be, in Shaw’s opinion, unlawful. Shaw also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender with respect to LYONs of any particular holder. Shaw’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and these instructions) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as Shaw will determine. None of Shaw, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Tenders of LYONs will not be deemed to have been made until any such irregularities have been cured or waived. Any LYONs received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holders, promptly following the Expiration Time and through the facilities of DTC.

6.    Waiver of Conditions.

Shaw expressly reserves the absolute right, in its sole discretion, to amend or waive any of the conditions to the Offer in the case of any LYONs tendered, in whole or in part, at any time and from time to time.

7.    Requests for Assistance or Additional Copies.

Requests for assistance may be directed to the Information Agent, the Depositary or the Dealer Manager at its address set forth on the back cover of the Offer to Purchase or to your broker, dealer, commercial bank or trust company. Additional copies of the Offer to Purchase or this Letter of Transmittal may be obtained from the Information Agent.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax laws, a holder whose tendered LYONs are accepted for payment is required to provide the Depositary (as payor) with the holder’s correct TIN on substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. If the holder is an individual, the TIN is his or her social security number or individual TIN, as the case may be. If the Depositary is not provided with the TIN, a $50 penalty may be imposed by the Internal Revenue Service, and payments made with respect to LYONs purchased pursuant to the Offer may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements also may result in the imposition of fines and penalties.

Certain holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding requirements. Exempt holders should furnish their TIN, write “Exempt” on the face of the Substitute Form W-9, and sign, date and return the Substitute Form W-9 to the Depositary. A foreign person, including an entity, may qualify as an exempt recipient by submitting to the Depositary an appropriate, properly completed Internal Revenue Service Form W-8BEN signed under penalties of perjury, certifying to that holder’s foreign status. An appropriate Form W-8BEN can be obtained from the Information Agent. See the enclosed “Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9” for additional instructions.

If backup withholding applies, the Depositary is required to withhold the applicable backup withholding amount from any payments made by Shaw to the payee. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of U.S. federal income tax, a refund may be obtained from the Internal Revenue Service, provided the required information is furnished in a timely manner.

Purpose of Substitute Form W-9

To prevent backup withholding on payments made with respect to LYONs purchased pursuant to the Offer, the holder is required to provide the Depositary with either

•	the holder’s correct TIN by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such holder is awaiting a TIN) and that

—	the holder has not been notified by the Internal Revenue Service that the holder is subject to backup withholding as a result of failure to report all interest or dividends or

—	the Internal Revenue Service has notified the holder that the holder is no longer subject to backup withholding; or

•	an adequate basis for exemption.

What Number to Give the Depositary

The holder is required to give the Depositary the TIN (i.e., social security number, individual taxpayer identification number or employer identification number) of the registered holder of the LYONs. If the LYONs are held in more than one name or are held not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)

PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.

Name

Business Name

Please check appropriate box

☐ Individual/Sole Proprietor         ☐ Corporation

☐ Partnership     ☐ Other

Address

City, State, Zip Code

Part I—Social Security Number OR Employer Identification Number

(If awaiting TIN, write “Applied For”)

Part II—For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, check the Exempt box below, and complete the Substitute Form W-9.

Exempt  ☐

Part III

Awaiting TIN  ☐

Please complete the Certificate of Awaiting Taxpayer Number below.

Certification—Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)    I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)    I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

SIGNATURE:	DATE:

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE

“APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 28% of all cash payments made to me thereafter will be withheld until I provide a taxpayer identification number.

SIGNATURE:	DATE:

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE

IF YOU CHECK THE BOX IN PART 4 OF SUBSTITUTE FORM W-9

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENT MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor—Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the name and TAXPAYER IDENTIFICATION number of —
1. An individual’s account	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.a. The usual revocable saving trust account (grantor is also trustee)	The grantor-trustee(1)
b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5. Sole proprietorship account or single-owner LLC	The owner(3)
6. A valid trust, estate or pension trust	The legal entity(4)
7. Corporate account or LLC electing corporate status	The corporation
8. Association, club, religious, charitable, educational or other tax exempt organization account	The organization
9. Partnership account or multi-member LLC	The partnership
10. A broker or registered nominee	The broker or nominee
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “DBA” name. You may use either your Social Security Number or Employer Identification Number (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

NOTE:   If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

RESIDENT ALIEN INDIVIDUALS:  If you are a resident alien individual and you do not have, and are not eligible to get, a Social Security number, your taxpayer identification number is your individual taxpayer identification number (“ITIN”) as issued by the Internal Revenue Service. Enter it on the portion of the Substitute Form W-9 where the Social Security number would otherwise be entered. If you do not have an ITIN, see “Obtaining a Number” below.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or if you do not know your number, obtain Form SS-5, Application for Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number.

Payees specifically exempted from withholding include:

*	An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).
*	The United Sates or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly-owned agency or instrumentality of any one or more of the foregoing.
*	An international organization or any agency or instrumentality thereof.
*	A foreign government or any political subdivision, agency or instrumentality thereof.

Payees that may be exempt from backup withholding include:

*	A corporation.
*	A financial institution.
*	A dealer in securities or commodities required to register in the United States, the District of Colombia, or a possession of the United States.
*	A real estate investment trust.
*	A common trust fund operated by a bank under Section 584(a).
*	An entity registered at all times during the tax year under the Investment Company Act of 1940.
*	A middleman known in the investment community as a nominee or custodian.
*	A futures commission merchant registered with the Commodity Futures Trading Commission.
*	A foreign central bank of issue.
*	A trust exempt from tax under Section 664 or described in Section 4947.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

*	Payments to nonresident aliens subject to withholding under Section 1441.
*	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
*	Payments of patronage dividends where the amount received is not paid in money.
*	Payments made by certain foreign organizations.
*	Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

*	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.
*	Payments of tax-exempt interest (including exempt-interest dividends under Section 852).
*	Payments described in Section 6049(b)(5) to nonresident aliens.
*	Payments on tax-free covenant bonds under Section 1451.
*	Payments made by certain foreign corporations.
*	Mortgage or student loan interest paid to you.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART 2 OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Certain payments other than interest, dividends, and patronage dividends, which are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Section 6041,6041A, 6045, 6050A and 6050N.

Privacy Act Notice.—Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold a portion of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2)	Failure to Report Certain Dividend and Interest Payments.—If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.
(3)	Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(4)	Criminal Penalty for Falsifying Information.—Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Questions and requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Beneficial owners of LYONs may also contact the Depositary, the Dealer Manager, or their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary for the Offer is:

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Mr. Duong Nguyen

Reorganization Section, 7 East

(212) 815-3687

The Information Agent for the Offer Is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and brokers (Call Collect): (212) 269-5550

or

All Others Call (Toll Free): (800) 848-3416

The Dealer Manager for the Offer is:

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, New York 10010-3629

Call Toll Free: (800) 646-4543

Call Collect: (212) 538-4479